Exhibit 10.2

Loan No. RIE539T05F

NON-REVOLVING CREDIT SUPPLEMENT

Letters of Credit

THIS SUPPLEMENT to the Master Loan Agreement dated May 23, 2005 (the “MLA”), is entered into as of December 8, 2008 between CoBANK, ACB (“CoBank”) and DAKOTA GROWERS PASTA COMPANY, INC., Carrington, North Dakota (the “Company”), and amends and restates the Supplement dated January 22, 2008 and numbered RIE539T05E.

SECTION 1.         The Non-Revolving Credit Facility.  On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed $350,000.00 at any one time outstanding (the “Commitment”).  Within the limits of the Commitment, amounts borrowed and later repaid may not be reborrowed.

SECTION 2.         Purpose.  The purpose of the Commitment is to reimburse CoBank for any drafts that it may honor under letter(s) of credit issued hereunder (“Letter of Credit”). If CoBank honors any such drafts submitted under a Letter of Credit, Company hereby irrevocably authorizes CoBank to make a loan hereunder to reimburse CoBank for such draft payments

SECTION 3.         Term.  The term of the Commitment shall be from the date hereof, up to and including September 30, 2011, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4.         Interest.  The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with the following interest rate:

CoBank Base Rate.  At a rate per annum equal at all times to 2% above the rate of interest established by CoBank from time to time as its CoBank Base Rate, which rate is intended by CoBank to be a reference rate and not its lowest rate. The CoBank Base Rate will change on the date established by CoBank as the effective date of any change therein and CoBank agrees to notify the Company of any such change.

Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company.

SECTION 5.        Promissory Note.  The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment.  In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6.       Letters of Credit.  If agreeable to CoBank in its sole discretion in each instance, in addition to loans, the Company may utilize the Commitment to open irrevocable letters of credit for its account.  Each letter of credit will be issued within a reasonable period of time after receipt of a duly completed and executed copy of CoBank’s then current form of application or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder.  Any draw under any letter of credit issued hereunder shall be deemed an advance under the Commitment.  Each letter of credit must be in form and content acceptable to CoBank and must expire no later than the maturity date of the loans.

SECTION 7.         Security.  The Company’s obligations hereunder and, to the extent related hereto, the MLA, shall be secured as provided in the Security Section of the MLA, including without limitation as a future advance under any existing mortgage or deed of trust.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	DAKOTA GROWERS PASTA COMPANY, INC.

By:	By:	/s/ Edward Irion

Title:	Title:	CFO